AMENDMENT NO. 1 TO ETF MASTER SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO ETF MASTER SERVICES AGREEMENT (this

“Amendment”) effective as of September 7, 2022, by and among Valued Advisers Trust, a Delaware statutory trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”).

WHEREAS, Ultimus and the Trust are parties to that certain ETF Master Services Agreement dated October 18, 2021 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.	Amendments.

(a)	Schedule A to the Agreement hereby is deleted in its entirety and replaced with Schedule A attached hereto, as the same may be amended from time to time.
(b)	Fund Accounting Addendum to the Agreement hereby is deleted in its entirety and replaced with Fund Accounting Addendum attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)               This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

VALUED ADVISERS TRUST By: /s/ Carol J. Highsmith Carol J. Highsmith Vice President and Secretary	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer

SCHEDULE A

amended September 7, 2022 to the

ETF Master Services Agreement between

Valued Advisers Trust and

Ultimus Fund Solutions, LLC dated October 18, 2021

Fund Portfolio(s)

Genuine Investors ETF Kovitz Core Equity ETF

Fund Accounting Addendum for

Valued Advisers Trust

This Fund Accounting Addendum, dated September 7, 2022 is between Valued Advisers Trust (the “Trust”), on its own behalf and on behalf of the Funds listed on Schedule A to that certain ETF Master Services Agreement, dated October 18, 2021, and Ultimus Fund Solutions, LLC (“Ultimus”). Capitalized terms used but not defined herein shall have the meanings set forth in the ETF Master Services Agreement.

Fund Accounting Services

1.	Performance of Daily Accounting Services

Ultimus shall perform the following accounting services daily for each Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.	obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund’s investment adviser or its designee, per the valuation policy approved by the Board;

1.3.	verify and reconcile with the Funds’ custodian cash and all daily activity;

1.4.	compute, as appropriate, each Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.5.	review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and/or yields to each Fund’s listing exchange, authorized participants, transfer agent and/or index receipt agent, and such other entities as directed by the Fund;

1.6.	determine unrealized appreciation and depreciation on securities held by the Funds;

1.7.	accrue income of each Fund;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Trust;

1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from each Fund or its authorized agents on the industry standard T+1 basis;

1.11.	calculate Fund expenses based on instructions from each Fund’s administrator;

1.12.	process share creations and redemptions with each Fund’s transfer agent;

1.13.	maintain create/redeem records to the extent they are not otherwise maintained by other services providers;

1.14.	accrue expenses of each Fund;

1.15.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

1.16.	provide accounting reports in connection with each Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.17.	provide such periodic reports as agreed to by the parties;

1.18.	prepare and maintain the following records upon receipt of information in proper form from each Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and redemption journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) daily expense accruals; (10) daily income accruals, (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.19.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.20.	provide accounting information to each Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns;

1.21.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to each Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund; and

1.22.	provision of basket services in connection with ETF creation and redemption unit processing, including:

a.	receive Portfolio Listing File from investment adviser and create PCF (Portfolio Composition File) in NSCC Format;
b.	apply mandatory corporate actions to PCF;
c.	basket valuation and calculation of estimated and actual cash components;
d.	transmit PCF to each Fund and investment adviser as instructed;
e.	distribute PCF in NSCC file format to custodian for dissemination to NSCC; and
f.	calculate and communicate slippage in accordance with established procedure.

2.	Accounting Services Related to Odd Lot Pricing

If, in addition to those services described under Section 1 [Performance of Daily Accounting Services] of this Fund Accounting Addendum, the Trust or a Fund’s investment adviser informs Ultimus that one or more Fund(s) holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will undertake to perform such additional procedures as are determined necessary by the Board to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and procedure approved by the Board; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Trust or any Fund, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Fund’s investment adviser or any sub-adviser to the Fund as part of any odd lot pricing procedures approved by the Board, and the Trust hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

3.	Special Reports and Services

3.1.	Ultimus may provide additional special reports upon the request of the Trust or a Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

3.2.	Ultimus may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Signatures are located on the next page.

The parties duly executed this Fund Accounting Addendum as of September 7, 2022.

	Valued Advisers Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC
By:	/s/ Carol J. Highsmith	By:	/s/ David James
Name:	Carol J. Highsmith	Name:	David James
Title:	Vice President and Secretary	Title:	Executive Vice President